                                                                 EXHIBIT (a)(4)

                             Form of Election Form

                                INFOSPACE, INC.
                    ELECTION FORM TO EXCHANGE STOCK OPTIONS

[_]I ACCEPT InfoSpace, Inc.'s offer to exchange all of my outstanding unexercised stock options with an exercise price of $3.00 or more per share granted on or after February 6, 2001 (the "Eligible Options"), for restricted common stock of the Company (the "Restricted Stock") pursuant to the terms set forth in the Offer to Exchange dated October 29, 2001, from the Company. Subject to the terms of the Offer to Exchange, I will receive one (1) share of Restricted Stock for every four (4) shares covered by my Eligible Options. The number of shares of common stock subject to my Eligible Options is set forth below. I understand that if I elect to tender my Eligible Options, all my Eligible Options and all my options (including options to purchase Saraide common stock) having an exercise price of $3.00 or more per share regardless of when granted or whether vested or unvested (the "Special Options") will be cancelled and that I will not receive any restricted stock in exchange for these Special Options.

[_]I DECLINE InfoSpace, Inc.'s offer to exchange all of my outstanding unexercised options with an exercise price of $3.00 or more per share for restricted common stock of the Company.

   I acknowledge receipt of the Company's Offer to Exchange dated October 29, 2001, and the enclosures referenced therein and contained therewith. I hereby agree to be bound by all of the terms and conditions of the Offer as described in said materials, and understand that the restricted stock shall be subject to the Company's 2001 Nonstatutory Stock Option Plan, as amended, under which it is granted and the restricted stock agreement to be executed by me and the Company. I further acknowledge and agree that participation in the Offer will not be construed as an express or implied agreement of employment with the Company or any of its subsidiaries other than on an at-will basis. For purposes of this election form, "Company" shall mean InfoSpace, Inc., a Delaware corporation.

                                          _____________________________________
                                          (Print Name)

                                          _____________________________________
                                          Signature

                                          Date and Time: ______________________

                                          SSN or other U.S. Tax ID #: _________

                                          Shares of common stock
                                          subject to the outstanding Eligible
                                            Options ___________________________

 RETURN TO INFOSPACE ATTN: BRENT SATTERLEE NO LATER THAN 9:00 PM PST NOVEMBER
          26, 2001, VIA FACSIMILE AT (425) 201-6185 OR HAND DELIVERY

                       INSTRUCTIONS TO THE ELECTION FORM

             FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

   1. Delivery of Election Form.

   A properly completed and executed original of this Election Form (or a facsimile of it), and any other documents required by this Election Form, must be received by InfoSpace, Attention: Brent Satterlee either via hand delivery or via the facsimile at (425) 201-6185 on or before 9:00 p.m. Pacific Standard Time on November 26, 2001 (the "Expiration Date").

   The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. You may hand deliver your Election Form to Brent Satterlee at InfoSpace, Inc. (the "Company"), or you may fax it to Mr. Satterlee at (425) 201-6185. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your Election Form within three business days prior to the expiration of the offer; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by the Company.

   2. Withdrawal.

   Tenders of options made through the Offer may be withdrawn at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, although the Company currently intends to accept and cancel your validly tendered options promptly after the expiration of the Offer, unless the Company accepts and your tendered options by 9:00 p.m., Pacific Standard Time, on December 24, 2001, you may withdraw your tendered options at any time after December 24, 2001, until the Company has accepted and cancelled your tendered options. To withdraw tendered options you must hand deliver or fax a signed and dated Notice to Withdraw from the Offer, with the required information, to the Company while you still have the right to withdraw the tendered options. Withdrawals may not be rescinded and any eligible options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn options are properly re-tendered before the Expiration Date by delivery of a new Election Form following the procedures described in these Instructions. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form or Notice to Withdraw from the Offer will be disregarded and will be considered replaced in full by the new Election Form.

   3. Conditions.

   The Company will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you a confirmation of receipt of this Election Form, by signing this Election Form (or a facsimile of it), you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form and does not mean that your options have been accepted or cancelled. Your options that are accepted for exchange will not be cancelled until November 28, 2001, which is two (2) business days following the expiration of the Offer unless the offer is extended, in which case the options will be cancelled two (2) business days after the extended expiration date.

   The Company will not accept partial tenders of options. Accordingly, you must tender all or none of the shares subject to unexercised (or partially unexercised) Eligible Options and Special Options (as described in the Offer to Exchange).

   4. Signatures on This Election Form.

   If this Election Form is signed by the holder of the Eligible Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

   If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to so act must be submitted with this Election Form.

   5. Other Information on This Election Form.

   In addition to signing this Election Form, you must print your name and indicate the date at which you signed. You must also include your government identification number, such as your social security number, tax identification number or national identification number, as appropriate.

   6. Requests for Assistance or Additional Copies.

   Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Election Form should be directed to Brent Satterlee, at the Company's principal address, telephone number (425) 709-8008, e-mail address: eo@infospace.com. Copies will be furnished promptly at the Company's expense.

   7. Irregularities.

   All questions as to the number of option shares subject to options to be accepted for exchange and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by the Company in its discretion. The Company's determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular options, and the Company's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

   Important: The Election Form (or a facsimile copy of it) together with all other required documents must be received by the Company, on or before 9:00 p.m. Pacific Standard Time on the Expiration Date.

   8. Additional Documents to Read.

   You should be sure to read the Offer to Exchange, all documents referenced therein, and the letter from Naveen Jain dated October 29, 2001 before deciding to participate in the Offer.

   9. Important Tax Information.

   You should refer to Section 15 of the Offer to Exchange, which contains important U.S. federal income tax information.

   10. Miscellaneous.

   A. Data Privacy. By accepting the Offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, InfoSpace, Inc. and/or any affiliate for the exclusive purpose of implementing, administering and managing your participation in the Offer.

   You understand that InfoSpace, Inc. and/or any affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the stock option plan and this Offer ("Data"). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in your country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than in your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the stock option plans and this Offer. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the stock option plans and this Offer. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing your local human resources representative. You understand that withdrawal of consent may affect your ability to participate in this Offer and exercise or realize benefits from the stock option plans.

   B. Acknowledgement and Waiver. By accepting this Offer, you acknowledge that: (i) your acceptance of the Offer is voluntary; (ii) your acceptance of the Offer shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause; and (iii) the Offer, the tendered options and the restricted stock are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.